Rental Agreement for Commercial Premises

Property:

Via Cantonale 8, 6928 Manno TI

Owner / Landlord

Sofinol SA

Via Cantonale 8

6928 Manno TI

(hereinafter referred to as Landlord)

Type of property: Industry/trade

Start of rental period: 01/01/2019

Tenant

NAIE Natural Alternatives

International Europe SA

Centro Galleria 1

Via Cantonale 4

6928 Manno TI

(hereinafter referred to as Tenant)

Multiple tenants shall be jointly and severally liable for the obligations arising from this Rental Agreement.

Table of Contents

1     Rental objects/ rent/ ancillary costs     3

1.2     Basis of the rental fee     3

1.3     Value added tax (VAT)     3

2     Intended purpose     4

3     Start of the Rental Period, duration of the Rental Period, extension and termination     4

5     Ancillary costs     4

6     Default interest     5

7     Handover, defects     5

8     Use of the Rental Property     5

10     Security deposit     6

11     Original condition and tenant improvements     6

11.2     Maintenance of tenant improvements     6

11.3     At the Start of the Rental Period     7

11.4     During the Rental Period     7

11.5     Fulfilment of officially ordered or statutory requirements     7

11.6     Consideration of third-party interests     7

12     Securing of Tenant Improvements     8

13     Minor maintenance     8

14     Common areas     8

15     Cleaning     8

16     Restoring the original condition at the end of the Tenancy     8

17     Company signs, illuminated advertising, advertising, antenna systems     9

18     Subletting/ Transfer of Tenancy     9

22     Right of retention     10

23     Key handover     10

24     Landlord's right of access     10

25     Amendments to the Agreement     10

26     Duty to provide information     11

27     Severability clause     11

28     Jurisdiction/applicable law     11

29     Issue of the Rental Agreement     11

30     Integral part of the Rental Agreement     11

1	Rental objects/ rent/ ancillary costs

1.1	Description of the property, areas, rent

The Landlord shall rent out the rooms and areas to the Tenant in the aforementioned property, the location and size of which are marked on the enclosed layout plans, forming an integral part of this agreement (hereinafter referred to as Rental Agreement or Agreement). The original state and condition of the rental property, hereinafter referred to as "basic construction" are specified in the upgrading description, which also forms an integral part of this Agreement.

Property	Floor	Reference number	m2/ number	Price per m2/lot	Francs per year	Francs per month
Ex-SABO	ground floor 2nd upper floor 3rd upper floor		785 785 1,300	80.00 80.00 80.00	62,800.00 62,800.00 104,000.00	5,233.35 5,233.35 8,666.65

Parking spaces outside	14	70.00	11,760.00	980.00

Total fixed net rent			241,360.00	20,113.35

The rent is fixed during the rental period (i.e. no stepped or index-linked rent). The rent is payable in advance on the 1st day of the month. For IT-reasons, the amounts p.a. are partially rounded up or down.

The aforementioned areas are indicative approximate values and may differ from the actual areas. Any deviations have no influence on the fixed net annual rent.

1.2	Basis of the rental fee

Mortgage interest rate:	1.5%		As of 02/06/2018
National index of consumer prices:	Base year 2015	As of 31/08/2018	101.8 points
Cost increases considered:			As of 31/08/2018

1.3	Value added tax (VAT)

The Landlord, who is obligated to pay tax, has made use of the option of disclosing VAT on the rent and any ancillary costs. The VAT is shown in accordance with the law. This option shall be exercised during the agreed contractual period. By signing the Rental Agreement, the Tenant confirms that the rented objects will not be used exclusively for residential purposes.

VAT will be levied at the statutory rate on the agreed rent and any ancillary costs

(see calculation of rent at the VAT rate valid at the time the Agreement was drawn up). If the VAT rate changes, the Landlord is entitled to notify the Tenant of the resulting rent adjustment in the legally prescribed form -currently by means of an official form- at the time the new VAT rate comes into force.

If the option is cancelled during the contractual period for reasons for which the Tenant is responsible (e.g. due to exclusive use for residential purposes), the Landlord is entitled to pass on to the Tenant any self-consumption tax owed by the changes of use.

2	Intended purpose

The rental property shall be made available to the Tenant for the following use:

●	Commercial / warehouse
●	Truck access ramps

The rental property may only be used for the contractually agreed purpose. Significant extensions, restrictions and/or changes to the purpose are only permitted upon the prior written consent of the Landlord.

If the rental property is used for other purposes without the consent of the Landlord, the Landlord is entitled to terminate the Rental Agreement at any time subject to a notice period of 60 (sixty) days, provided that the Tenant does not use the rented object again within one month in conformity with the Agreement after a one-time written reminder.

3	Start of the Rental Period, duration of the Rental Period, extension and termination

3.1	Start of the Rental Period

The rental period starts on 01/01/2019 and the rent is due from this date, provided the agreed floor bearing capacity (in kg/m2) of the individual areas/floors have been confirmed in accordance with section 8.

Should the handover take place before the start of the rental period, in particular for the completion of the tenant's improvements, risk and peril shall pass to the Tenant upon handover.

The rental property shall be handed over to the Tenant in accordance with the floor plans of 24/01/2007 in good working order (according to Annex 1).

The Landlord shall hand over the rental property to the Tenant in the contractually agreed state, in accordance with section 7. In particular, the water leakage from the ceiling and the damaged doors on the top floor must be repaired before the start to the rental period at the Landlord's expense.

3.2	Rental Period

The rental is limited in time and automatically ends on 31/12/2023 (Art. 255 para. 2 OR [Swiss Code of Obligations]) without the need of notice. During this 5-year period, the Tenant has a right to terminate the rental in advance twice a year with a 12 months' notice, as of 30/06 and 31/12. Starting from 01/01/2024, the Agreement is transferred to an indefinite tenancy, which can be terminated twice a year by both the Tenant and the Landlord with a 12 months' notice, as of 30/06 and 31/12.

4     Fixed Rent

The fixed rent for the rental property shall amount to CHF 241,360.00 net per year (cf. section 1), irrespective of any deviations in area.

5     Ancillary costs

The basic rent does not include the following ancillary costs, which must be paid in addition to the rent and shall be billed separately twice annually:

•	Electricity

•	Service subscriptions, maintenance agreements and individual maintenance of lifts, escalators, paging system, hoisting platforms, façade lifts, gates, flat roof, pumps, emergency power systems, delivery facilities, roller shutters

•	Water

•	Waste water

The right to adjust changing costs and expenses associated with the operation of the property as outlined above (ancillary costs), which are introduced as the result of changed circumstances or legal regulations during the rental period, remains reserved; in such a case down payments may also be adjusted.

The Landlord shall determine the distribution key. If costs are not incurred or only partially incurred in one or other rental object, this shall be duly accounted for in the distribution key.

The settlement of ancillary costs shall be deemed approved unless the Tenant raises an objection in writing to the Landlord or his representative within 30 days of receipt. The Tenant is entitled to inspect the detailed invoice and the associated documents in their original form at the Landlord or his representative or have them inspected by an authorised representative.

Subsequent claims must be settled within 30 days of receipt of the invoice. Refunds must be made within the same period.

Expenses and costs, which exclusively concern the operation of the rented property, must also be borne by the Tenant, even if they are charged to the Landlord. Clearance of snow and ice on the main access roads and ramps for the trucks during working days shall be guaranteed at the expense of the Landlord.

The Landlord is always entitled to order the installation of a separate water sub-meter at the expense of the Tenant.

The costs for water, telephone, fax, modem, TV charges etc., which are charged directly to the Tenant must be paid directly by the Tenant. Electricity will be charged to the Tenant by the Landlord.

6	Default interest

In the event of delayed payment, the Landlord shall charge the Tenant 5% (p.a.) interest on arrears on the amount owed from the invoice expiry date. The right to charge any expenses (dunning fees) shall remain reserved.

7	Handover, defects

The Landlord shall hand over the rental property to the Tenant in good working order. The parties sign a jointly recorded handover protocol. -If the handover date falls on a Saturday, Sunday or a officially recognised public holiday at the location of the property, the handover shall take place on the next working day until 12:00 noon without entitlement to a rent reduction.

The Landlord shall record any defects in the handover in the protocol in writing. If there are other defects in addition to those listed in the protocol. the Tenant must assert complaints in writing within 14 days of discovery. Otherwise the rental property as a whole shall be deemed to have been taken over in a good condition in accordance with the Agreement

8	Use of the Rental Property

If the Tenant intends to bring very heavy objects (machines, safes etc.) or equipment that can cause noise or vibrations (e.g. air-conditioning systems etc.) into the rental property, the written consent of the Landlord must be obtained in advance in order to clarify the necessary bearing capacity of the floors or possible effects for other rental properties. In each case, the Tenant is obliged to take all necessary and appropriate measures to prevent sound transmissions and vibrations. In this context, Colliers International Zurich AG will have a study carried out by an external engineer by November 2018 to confirm the floor bearing capacity (in kg/m2) of the individual areas/floors The Tenant shall be liable for all consequences in connection with a breach of this obligation, in particular for all justified claims of other tenants (reduction of rent and compensation for damages in accordance with Art. 259d and 259e OR) or neighbours and is obligated to participate in proceedings in the event of a dispute upon notification of a dispute and to conduct this, at the request of the Landlord, in his own name and at his own risk - also with regard to the consequences in terms of costs and compensation.

Access to the building etc. as well as passage or other free spaces may not be used for storing objects and goods of any kind. Vehicles may only be parked in the designated, rented parking spots. Refuse of any kind may only be stored at the locations specified by the Landlord and in compliance with the law.

The Landlord is entitled to co-use the shafts that run through the rental property and any subsequently constructed shafts, as well as all other shafts, which can be (co-)used by the Tenant for all kinds of supply and return lines. The Tenant is then also entitled to use the shafts present in the rental property for supply and return lines to the extent the available capacities permit this. If he wishes to make use of them, he must obtain prior written consent of the Landlord.

10	Security deposit

The Tenant undertakes to pay an amount of CHF 57,400.00 in cash (Art. 257e para. 1 OR) as security deposit for all claims of the Landlord under the present Rental Agreement (rent payments, damages in the event of early termination of the Agreement, claims due to damage to the rented property or external wear and tear or for other reasons) and to pay these to a first-class Swiss bank. This security deposit is pledged in favour of any claims by the Landlord.

The cash deposit must be paid before the rental object is handed over. In case of omission, the Landlord shall be entitled to refuse handover.

Upon transfer of the Rental Agreement, the Landlord may demand that the security deposit for covering the risk of the rent is increased if he could otherwise refuse the required consent.

11	Original condition and tenant improvements

11.1	Differentiation of the original condition and tenant improvements

The agreed net rent constitutes the adequate quid pro quo for the extended rental property as indicated (=basic construction). Extensions to the rental property beyond the basic extensions are regarded as tenant improvements. Any existing extensions by a previous tenant are deemed to have been carried out by the Tenant and are therefore part of the tenant improvements. In any case, all costs of the construction of the Tenant’s improvements shall be borne exclusively by the Tenant.

11.2	Maintenance of tenant improvements

Maintenance and replacement of all types of improvements are not part of the basic construction, i.e. the tenant’s improvements, are the exclusive responsibility of the Tenant, even if they are firmly connected to the building and the Landlord has financed the tenant’s improvements in whole or in part; the corresponding costs shall be borne by the tenant. At the Landlord's first request, the Tenant is obligated to perform maintenance and repair work on the Tenant improvements if the condition thereof threatens to damage the rental property or other parts of the rental property or the outer appearance of the rental property.

The parties agree that the above agreed obligations have been adequately considered when determining the rental fee and therefore do not have a detrimental effect on the Tenant.

11.3	At the Start of the Rental Period

The Landlord shall permit the Tenant to perform tenant improvements in accordance with the construction specification present at the time the Agreement is signed and the Tenant’s corresponding plans at the Tenant's expense.

The Tenant undertakes to provide the Landlord with a complete, updated set of the relevant execution plans unsolicited and free of charge after completion of the tenant's improvements.

With respect to these approved tenant improvements, the Landlord reserves the right to demand that the original condition be restored in full or in part at the end of the Agreement. The Tenant shall waive any claim for compensation in the event that the restoration of the original condition of the rental property at the time of termination of the Agreement is not or only partially demanded, even if the tenant improvements remaining in the rental property embody an added value.

11.4	During the Rental Period

If the Tenant intends to perform tenant improvements in or on the rental property during the rental period, he shall obtain the written consent of the Landlord before beginning such work.

The Landlord is entitled to refuse his consent without specifying reasons or to grant it subject to the condition that the costs of the tenant improvements are secured before the construction work is performed. If the consent is granted, it shall be deemed agreed that

•	the right to demand that the original condition or the condition prior to the performance of the tenant improvements be properly restored at the end of the Tenancy is reserved,

•

that the Tenant shall waive any compensation upon termination of the Agreement in the event that the Landlord does not demand the restoration of the original condition or the condition existing prior to the completion of the tenant improvements, even if the tenant improvements could embody added value.

11.5	Fulfilment of officially ordered or statutory requirements

If the approval of tenant improvements depends on compliance with official orders or legal requirements, which require additional structural or other measures, e.g. for fire-protection, safety, ecological or other reasons (additional escape doors, sprinkler systems, fire alarm systems, use of ecologically prescribed facilities and materials, disposal of hazardous equipment or materials, such as asbestos, etc.), all associated costs shall be borne exclusively by the Tenant. Upon termination of the Agreement, the Landlord shall not owe any compensation even if the corresponding measures are not reversed.

In the event of interventions in the general parts of the building, in particular in the structural design, installations and the building envelope, the Landlord shall have the right to specify planners and/or contractors/products/systems as a prerequisite for the approval of such measures.

Connection fees for water, electricity, sewerage, etc. as well as premium adjustments of the progressive building insurance, which are attributable to tenant improvements, shall be charged proportionally to the Tenant.

11.6	Consideration of third-party interests

The Tenant undertakes to have any tenant improvements performed in accordance with the applicable construction regulations and to monitor the performance in a professional manner. The statics of the building may not be affected. The Tenant must ensure that the defined maximum floor load is not exceeded. Upon request, an engineering report must be submitted to the Landlord together with the application for approval.

While work is performed on the tenant improvements, the interests of other tenants or users of the rental property must be taken into consideration to the greatest extent possible. Even in the case of careful and considerate execution of corresponding work, the Tenant shall be liable for any claims raised by other tenants or third parties (proportionate reduction of the rent or compensation) to the extent that such claims are rightfully asserted, with reference to the relevant legal provisions, and undertakes to participate in any legal dispute initiated in this respect vis-à-vis the Landlord upon notification of a dispute and to assume the legal dispute at his own risk and at his own expense at the corresponding request of the Landlord.

12	Securing of Tenant Improvements

The Landlord can make the approval of Tenant improvements dependent on the Tenant's corresponding security deposits.

The Tenant shall ensure that no tradesmen's liens are registered for the Tenant improvements. If this still happens, the Tenant must ensure that these liens are cancelled immediately at his own expense; the corresponding obligation already exists at the stage of the provisional (precautionary) registration of each tradesmen’s lien. If the Tenant violates these obligations, this constitutes a breach of the Agreement, which entitles the Landlord to the extraordinary termination of the Agreement after expiry of a subsequent deadline which is set in writing. In any case, the Tenant shall be liable vis-à-vis the Landlord for the damage incurred.

For every construction project, the Tenant must take out builder's liability insurance.

13	Minor maintenance

Maintenance and minor repairs to the rental property fall under the Tenant’s responsibility up to an amount of 1 % of the annual net rent, but not exceeding CHF 2,413.60 per repair and individual case.

14	Common areas

The term "common areas" describes all areas and spaces, which are not exclusively used by a single tenant, but are collectively available for use by all tenants and/or customers of the property. The common areas in particular include stairs, delivery zones, ramps, and surrounding areas.

In general, the Tenant may not use such common areas for his own purposes. Any storage of goods, packaging materials, etc. as well as any handling of goods within the common areas is also expressly prohibited. Exceptions, which can only be permitted in individual cases and therefore for a limited time, require the express written consent of the Landlord.

15	Cleaning

The Tenant is obliged to clean the rental properties, including the corresponding toilet facilities, at his own expense.

16	Restoring the original condition at the end of the Tenancy

The Landlord has the right to request that at the time of return of the rental unit, the Tenant restores all improvements at the Tenant's own expense in whole or in part in a professional manner and that the Tenant restores the rental unit to its original condition at the Tenant's own expense.

If the Landlord refrains in full or in part from demanding the removal of tenant improvements, they or the corresponding portion thereof, which does not have to be removed, shall be transferred to the property of the Landlord without compensation. In this case, the Tenant has no right to take away or dismantle the tenant extensions or part thereof.

17	Company signs, illuminated advertising, advertising, antenna systems

The façade parts shall not be rented out. Company and advertising signs, billboards, display cases, antenna systems, etc. may only be installed with the written consent by the Landlord and only at certain points on the building as specified by the Landlord. For this purpose, an additional rent is levied, which will be determined on a case-by-case basis at the time the advertising is approved. The approval of the Landlord includes the size, rent, colour, shape, material and allocation of the respective advertising. The Tenant shall assume operation and cleaning costs. In the event maintenance is performed on parts of the building, the Tenant has to disassemble/reinstall the advertising at his own expense. If advertising is removed, any damages must be repaired and the façade surface must be adapted to the other building components by means of suitable measures (cleaning/paintwork).

The Tenant shall obtain any required official approvals at his own expense. The Tenant shall also pay for any connection costs and electricity consumption.

Where in a property the advertising is done according to a uniform concept, the Tenant undertakes to adapt his advertising to this concept. He shall bear the resulting costs.

18	Subletting/ Transfer of Tenancy

Subletting is only permitted with the written consent of the Landlord, whereby the Tenant must notify the Landlord of the intended contractual conditions as well as personal details of the sub-tenant. The Landlord must be provided with a copy of the sublease agreement. In all other respects, Art. 262 OR. shall apply.

The transfer of the Rental Agreement to a third party requires the written consent of the Landlord. The terms of the transfer must be submitted to the Landlord requesting his consent together with an excerpt from the commercial register, an excerpt from the debt collection register and the annual reports of the new tenant for the past three full fiscal years. If any of these documents are missing, the Landlord shall be entitled to refuse his consent to the transfer without further ado. The agreement of "key money" (or similar compensation for the transfer of the Rental Agreement without adequate quid pro quo) is not permitted. If such compensation is agreed, this shall entitle the Landlord to refuse his consent to the transfer. If the Landlord learns at a later stage that such compensation has been agreed and/or paid, this shall constitute an important reason for the extraordinary dissolution of the Agreement with the current Tenant pursuant to Art. 266g OR, whereby the Landlord is entitled to assert the damage caused by the Tenant or his legal successor. In all other respects, Art. 263 OR. applies.

19     Premature dissolution of the Agreement

The Landlord may prematurely terminate the Rental Agreement in compliance with the legal periods in addition to the reasons expressly provided for by law if one of the following events occurs:

•	if the rental property is used for a purpose other than the intended one.
•

if the Tenant, his employees or agents breach e.g. cardinal contractual obligations. when transferring the rental property to a third party and/or subletting etc. without the Landlord’s prior written consent.

•	if tradesmen's liens are registered in connection with the Tenant improvements.

If the contractual relationship is terminated by extraordinary termination on the part of the Landlord, the Tenant shall be liable for the resulting damage to the Landlord, which includes in particular the total loss of rent up to the first possible termination date of the rental relationship, as well as costs and expenses incurred in connection with the search for a successor tenant (advertisement costs, etc.).

20	Return

Upon termination of the Rental Agreement, the rental property must be properly vacated and returned in a clean condition in accordance with the Agreement, including all keys, badges, etc. by 12h00 on the last day of the notice period. If this day falls on a Saturday, Sunday or an officially recognised public holiday at the location of the rental property, the return must take place on the next working day by 12h00 noon latest.

21	Risk of damage

The Landlord shall insure the rental property against damage and natural hazards, not including furnishings and installations.

The Tenant undertakes to take out liability insurance with coverage of at least CHF 5.0 million.

Further insurances such as water damage to furnishings, operations interruption insurances (fire/water), all damages in connection with glass breakage of display windows, mirrors, glass doors and windows including advertising and illuminated advertising are, if necessary, solely the responsibility of the Tenant.

22	Right of retention

The Tenant’s right of retention on the furnishings and furniture of the Tenant, pursuant to 268 OR. takes precedence over all third-party claims. The Tenant confirms that the furnishings he has brought into the rental property are his own and that no reservation of title of a third party is entered in the register for any inventory item.

23	Key handover

When the rental property is handed over, a list of the keys / badges and the like, which are handed over to the tenant, is created. The Tenant will receive a number of keys / badges. Additional keys/badges may only be made by the Tenant at his own expense and with the written consent of the Landlord.

On the day the rental property is returned, the Tenant must hand over all keys/badges to the Landlord, including those, which he had made at his own expense. In the event of loss, the Tenant must inform the Landlord. In this case, the Landlord is entitled to replace the locks, keys and badges at Tenant's expense.

24	Landlord's right of access

The Landlord or her representatives are entitled to exercise their right of ownership in order to perform the inspections of the property required for the repairs, maintenance, controls and renovations, subject to a 48 hours advance notice. In justified cases (fire, burglary, emergencies, reduction of damages), the notice requirement shall be omitted.

If the Tenant intends to leave the rental property unused for a prolonged period, he shall be obligated to designate a person, who will provide the keys and inform the Landlord or the administration accordingly. The duty of use as per this Agreement shall remain reserved. The keys can also be handed over to the Landlord in a sealed envelope.

25	Amendments to the Agreement

Amendments and supplements to this Rental Agreement require written form for their validity. This also applies to the repeal of this written form requirement.

26	Duty to provide information

The Tenant is obligated to immediately report to the Landlord all changes of a legal and financial nature which significantly affect the structure of the company (substantial changes in the shareholder structure, company takeover, merger, incorporation into a holding structure or similar). All documents requested by the Landlord must be provided free of charge.

The Tenant is furthermore obligated to notify the Landlord of any change to the corporate form, the company name or a limitation of liability.

27	Severability clause

The invalidity or unenforceability of individual provisions of this Agreement shall not affect the legal validity of the Agreement as a whole. In place of the ineffective provision, a provision must be agreed which corresponds to or comes as close as possible to the original legal and economic objective of the parties bona fide.

28	Jurisdiction/applicable law

The parties agree that the competent courts at the location of the property shall have jurisdiction. This Rental Agreement is subject to Swiss Law.

29	Issue of the Rental Agreement

The above Rental Agreement shall be drafted and signed in two identical copies and only becomes legally valid upon signature by both parties.

30	Integral part of the Rental Agreement

The following documents constitute integral parts of this Rental Agreement and are attached to it:

•	Annex 1: Floor plans, dated 24/01/2007

Lugano, 28/09/2018

The Landlord:	The Tenant:
Sofinol SA	NAIE Natural Alternatives International Europe SA
/s/ Pierre Giannoni ---------------------------------------	/s/ Mark LeDoux -----------------------------------------
/s/ Fausto Petrini -----------------------------------------

,

STABILE SABO SITUAZIONE		
SITUAZIONE PRIMO LIVELLO	scala 1:200	

CONTRAT DE BAIL A LOYER POUR LOCAUX COMMERCIAUX
ANNEXE A
NIVEAU 10

STABILE SABO SITUAZIONE		
SITUAZIONE TERZO LIVELLO	SCALA 1:200	

CONTRAT DE BAIL A LOYER POUR LOCAUX COMMERCIAUX
ANNEXE A
NIVEAU +2

479
759
(877)
(825)
478
A
B
C

STABILE SABO SITUAZIONE	
SITUAZIONE QUARTO LIVELLO	SCALA 1:200

CONTRAT DE BAIL A LOYER POUR LOCAUX COMMERCIAUX
ANNEXE A
NIVEAU +3

479
(825)
AP
759
(877)
478
A
B
C
G
H